Exhibit 99.1

BLOCKBUSTER REPORTS THIRD QUARTER 2005 RESULTS

DALLAS, Nov. 8, 2005 — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home movie and game entertainment, today reported financial results for the third quarter ended September 30, 2005.

Total revenue for the third quarter of 2005 totaled $1.39 billion. The Company recorded non-cash charges totaling $459.1 million, or $2.50 per share, to impair goodwill and other long-lived assets and to record valuation allowances on certain of the Company’s deferred tax assets, resulting in a net loss of $491.4 million, or $2.67 per share, for the third quarter of 2005. Excluding the impact of these non-cash charges and share-based compensation, adjusted net loss totaled $24.6 million or $0.13 per share for the third quarter of 2005.

“In the face of challenging industry conditions, our domestic same-store rental revenues significantly outperformed the rental industry, driven by the performance of our ‘No Late Fees’ program and BLOCKBUSTER Online™,” said Blockbuster Chairman and CEO, John Antioco. “We are also in the process of taking significant steps to improve our financial flexibility by raising capital, lowering our overall cost structure, reducing capital spending and divesting certain non-core assets. As a result of these steps and the changes we have made to our business model over the past two years, we believe we will increase our share of the rental business and benefit from anticipated industry consolidation. We will also continue to pursue the growth opportunities offered by online rental and establish BLOCKBUSTER Online as a profitable business.”

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Blockbuster Inc. Third Quarter 2005 Earnings Release

The Company is focused on strengthening and growing its core Blockbuster-branded in-store and online rental businesses through a series of actions:

Improved Financial Flexibility

On November 4, 2005, the Company obtained an amendment to its credit agreement that provides debt covenant relief through 2007, giving the Company improved operating flexibility over the term of the original credit agreement. The amendment is contingent on the Company receiving at least $100.0 million in gross proceeds from the issuance of convertible preferred stock or other forms of equity satisfactory to the lenders by November 20, 2005. The Company intends to use the net proceeds from the offering to repay a portion of its borrowings under its revolving credit facility and for general corporate purposes.

Lower Overall Cost Structure

The Company intends to reduce its costs by over $100 million in 2006 and an incremental $50 million in 2007 through a combination of overhead reductions, lower marketing spend and operational savings from non-core divestitures.

Reduced Capital Spending

While continuing to invest at approximately the same levels in BLOCKBUSTER Online, the Company intends to reduce its annual capital expenditures to approximately $90 million in 2006 from approximately $140 million in 2005 primarily due to fewer new store openings.

Divestiture of Certain Non-Core Assets

The Company is currently undergoing a review of its overall asset portfolio aimed at optimizing its core Blockbuster-branded in-store and online businesses. As a result of that process, the Company has entered into a definitive agreement to sell D.E.J. Productions Inc., a wholly-owned subsidiary of the Company that acquires and distributes product in the theatrical, home entertainment and television arenas. Net proceeds from this divestiture will be used for working capital and other general corporate purposes. The transaction is expected to close in the fourth quarter of 2005.

Third Quarter 2005 Financial Highlights

Revenue for the third quarter of 2005 decreased 1.7% to $1.39 billion from $1.41 billion for the third quarter of 2004. Total worldwide same-store revenues decreased 3.8% from the same period in the prior year, primarily reflecting the decline in worldwide same-store retail revenues of 7.8%. Worldwide same-store rental revenues decreased 2.5%. The subscriber count for BLOCKBUSTER

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Blockbuster Inc. Third Quarter 2005 Earnings Release

Online remained fairly flat at approximately one million subscribers as compared with the second quarter of 2005.

Gross profit for the third quarter of 2005 decreased 8.3% to $790.5 million from $861.8 million for the third quarter of 2004. Total gross margin for the third quarter of 2005 was 57.0% compared with 61.1% for the third quarter of 2004 due to a 530 basis point decrease in rental gross margin resulting from lower gross margin generated by BLOCKBUSTER Online and the impact of increased product purchases resulting from BLOCKBUSTER Movie Pass® and the “No Late Fees” program.

Selling, general and administrative (“SG&A”) expenses decreased 5.6% to $735.0 million for the third quarter of 2005 from $778.6 million for the third quarter of 2004 largely as a result of an aggressive cost management strategy that began in the second quarter of 2005, decreased advertising expenses and reversal of a portion of the Company’s 2005 bonus accrual. As a percentage of total revenues, SG&A expenses decreased to 53.0% for the third quarter of 2005 from 55.2% for the same period last year.

Income tax provision for the third quarter of 2005 totaled $115.0 million resulting primarily from a valuation allowance recorded against deferred tax assets in the United States and certain foreign jurisdictions. The Company will reserve future income tax benefits associated with current period losses until it becomes more likely than not that the Company will generate sufficient taxable income to realize its deferred income tax assets in these markets.

Net loss totaled $491.4 million, or $2.67 per share, for the third quarter of 2005. The Company recorded non-cash charges totaling $459.1 million, or $2.50 per share, to impair goodwill and other long-lived assets and to record valuation allowances on certain of the Company’s deferred tax assets. Excluding the impact of these non-cash charges, and share-based compensation, adjusted net loss totaled $24.6 million, or $0.13 per share, for the third quarter of 2005. This compared with adjusted net income of $5.2 million, or $0.03 per diluted share, for the third quarter of 2004. The impact of these non-cash charges for the third quarter of 2005 is reflected on page 5 of the financial tables.

Cash flow provided by operating activities decreased $78.7 million to $216.8 million for the third quarter of 2005 from $295.5 million for the third quarter of 2004. Free cash flow (net cash flow

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Blockbuster Inc. Third Quarter 2005 Earnings Release

provided by operating activities less rental library purchases and capital expenditures) decreased $30.9 million to $18.9 million for the third quarter of 2005 from $49.8 million for the third quarter of 2004. Both changes were primarily the result of decreased net income as adjusted for non-cash items and changes in working capital.

Earnings call

The Blockbuster earnings call will be webcast today at 9 a.m. Central time. A replay of the call will be available via the Company’s website.

Additionally, further detail on the Company’s quarterly and year-to-date results, and a copy of the recent amendment to the Company’s credit agreement can be found in the Company’s Form 10-Q filed today with the Securities and Exchange Commission. The filing and the webcast can be accessed at http://investor.blockbuster.com.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

Press Contacts:	IR Contacts:
Karen Raskopf	Mary Bell
Senior Vice President, Corporate Communications	Senior Vice President and Corporate Treasurer
(214) 854-3190	(214) 854-3863
or	or
Randy Hargrove	Angelika Torres
Senior Director, Corporate Communications	Director, Investor Relations
(214) 854-3190	(214) 854-4279

Forward Looking Statements

This release includes forward-looking statements related to Blockbuster’s operations and business outlook and related financial and operational strategies and goals. Specific forward-looking statements include, without limitation, statements relating to (i) Blockbuster’s overall strategies and its related initiatives and investments, and its expectations with respect to the competitive and financial impact of these initiatives; (ii) Blockbuster’s expectations with respect to improving its financial flexibility by raising capital, lowering its overall cost structure, reducing capital spending and divesting certain non-core assets; (iii) Blockbuster’s beliefs with respect to its ability to increase its share of the rental business and benefit from anticipated industry consolidation; and (iv) Blockbuster’s intentions with respect to continuing to pursue the growth opportunities offered by online rental and establishing its online rental business as profitable. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular its “No Late

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Blockbuster Inc. Third Quarter 2005 Earnings Release

Fees” program and its online subscription initiative, and the related impact of competitor pricing and product and service offerings; (ii) overall industry performance; (iii) Blockbuster’s ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (iv) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (v) the variability in consumer appeal of the movie titles and games software released for rental and sale; (vi) Blockbuster’s ability to comply with operating and financial restrictions and covenants in its debt agreements; (vii) Blockbuster’s ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust its offerings if and as necessary; (viii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control and reduce operating expenses and capital expenditures; (ix) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives; (x) Blockbuster’s ability to capitalize on anticipated industry consolidation; (xi) the application and impact of future accounting policies or interpretations of existing accounting policies; (xii) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (xiii) other factors, as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and under “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005.

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		Restated		Restated
Revenues:
Base rental revenues	$1,020.1	$918.1	$3,095.1	$2,811.0
Extended viewing fee revenues	19.4	136.5	70.1	470.6

Total rental revenues	1,039.5	1,054.6	3,165.2	3,281.6
Merchandise sales	327.7	333.0	1,114.0	987.1
Other revenues	19.1	22.4	54.6	65.6

	1,386.3	1,410.0	4,333.8	4,334.3

Cost of sales:
Cost of rental revenues	346.1	294.8	1,046.8	917.0
Cost of merchandise sold	249.7	253.4	861.9	760.5

	595.8	548.2	1,908.7	1,677.5

Gross profit	790.5	861.8	2,425.1	2,656.8

Operating expenses:
General and administrative	682.7	708.3	2,147.4	2,078.1
Advertising	52.3	70.3	227.1	164.7
Depreciation and amortization of intangibles	58.3	64.1	174.8	187.7
Impairment of goodwill and other long-lived assets	347.6	1,504.4	356.8	1,504.4

	1,140.9	2,347.1	2,906.1	3,934.9

Operating loss	(350.4)	(1,485.3)	(481.0)	(1,278.1)
Interest expense	(27.2)	(9.7)	(70.0)	(18.3)
Interest income	0.9	1.2	2.8	2.6
Other items, net	0.3	0.4	(2.8)	(0.6)

Loss before income taxes	(376.4)	(1,493.4)	(551.0)	(1,294.4)
Benefit (provision) for income taxes	(115.0)	78.8	(55.1)	42.8

Net loss	$(491.4)	$(1,414.6)	$(606.1)	$(1,251.6)

Net loss per share:
Basic	$(2.67)	$(7.81)	$(3.30)	$(6.91)

Diluted	$(2.67)	$(7.81)	$(3.30)	$(6.91)

Weighted average shares outstanding:
Basic	183.8	181.1	183.8	181.1

Diluted	183.8	181.1	183.8	181.1

Cash dividends per common share	$—	$0.02	$0.04	$0.06

Special distribution per common share	$—	$5.00	$—	$5.00

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005		2004		2005		2004
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental revenues	$29.8	2.9%	$133.3	12.7%	$145.9	4.6%	$491.1	14.9%
VHS EVF revenues	0.7	0.1%	19.1	1.8%	3.8	0.1%	82.2	2.5%
DVD rental revenues	879.6	84.6%	683.9	64.8%	2,623.0	82.9%	2,011.9	61.3%
DVD EVF revenues	17.2	1.7%	102.4	9.7%	60.8	1.9%	336.8	10.3%

Total movie rental revenues	927.3	89.3%	938.7	89.0%	2,833.5	89.5%	2,922.0	89.0%

Game rental revenues	110.7	10.6%	100.9	9.6%	326.2	10.3%	308.0	9.4%
Game EVF revenues	1.5	0.1%	15.0	1.4%	5.5	0.2%	51.6	1.6%

Total game rental revenues	112.2	10.7%	115.9	11.0%	331.7	10.5%	359.6	11.0%

Total rental revenues	$1,039.5	100.0%	$1,054.6	100.0%	$3,165.2	100.0%	$3,281.6	100.0%

Merchandise sales:
VHS sales	$3.1	1.0%	$5.7	1.7%	$14.2	1.3%	$18.4	1.9%
DVD sales	103.0	31.4%	115.5	34.7%	398.0	35.7%	394.4	40.0%

Total movie sales	106.1	32.4%	121.2	36.4%	412.2	37.0%	412.8	41.9%
Game sales	136.0	41.5%	120.1	36.1%	443.0	39.8%	307.3	31.1%
General merchandise sales	85.6	26.1%	91.7	27.5%	258.8	23.2%	267.0	27.0%

Total merchandise sales	$327.7	100.0%	$333.0	100.0%	$1,114.0	100.0%	$987.1	100.0%

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Same-store Revenues Data:
Worldwide same-store revenues decrease	(3.8)%	(3.0)%	(2.9)%	(4.4)%
Domestic same-store revenues decrease	(3.1)%	(5.7)%	(3.8)%	(7.0)%
International same-store revenues increase (decrease)	(5.5)%	4.5%	(1.0)%	3.1%

Margin:
Rental margin	66.7%	72.0%	66.9%	72.1%
Merchandise margin	23.8%	23.9%	22.6%	23.0%
Gross margin	57.0%	61.1%	56.0%	61.3%

Cash Flow Data:		Restated		Restated
Net cash flow provided by operating activities	$216.8	$295.5	$492.4	$757.8
Net cash flow used in investing activities	$(197.9)	$(245.3)	$(741.2)	$(732.6)
Net cash flow (used) in/provided by financing activities	$32.4	$17.3	$112.8	$(70.1)

Capital Expenditures	$(22.3)	$(64.5)	$(101.8)	$(180.7)

	September 30, 2005	December 31, 2004	September 30, 2004
Cash and cash equivalents	$190.2	$330.3	$190.9
Merchandise inventories	$352.2	$516.6	$427.6
Rental library	$460.0	$457.6	$382.5
Accounts payable	$467.4	$721.8	$520.4
Total debt (including capital lease obligations)	$1,271.7	$1,145.2	$1,093.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Nine Months Ended September 30,
	2005	2004
Domestic Company-Operated Stores:
Beginning	4,708	4,579
Net additions	(48)	87

Ending	4,660	4,666

International Company-Operated Stores:
Beginning	2,557	2,526
Net additions	28	11

Ending	2,585	2,537

Franchised Stores:
Beginning	1,829	1,762
Net additions	2	49

Ending	1,831	1,811

Total Stores Worldwide:
Beginning	9,094	8,867
Net additions	(18)	147

Ending	9,076	9,014

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company's net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company's operating performance. In addition, free cash flow is also a measure used by the Company's investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net loss and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		Restated		Restated
Net cash flow provided by operating activities	$216.8	$295.5	$492.4	$757.8

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(175.6)	(181.2)	(638.5)	(536.9)
Capital expenditures	(22.3)	(64.5)	(101.8)	(180.7)

Free cash flow	$18.9	$49.8	$(247.9)	$40.2

The following table provides a reconciliation of net loss to free cash flow:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		Restated		Restated
Net loss	$(491.4)	$(1,414.6)	$(606.1)	$(1,251.6)

Adjustments to reconcile net loss to free cash flow:
Depreciation and amortization of intangibles	58.3	64.1	174.8	187.7
Impairment of goodwill and other long-lived assets	347.6	1,504.4	356.8	1,504.4
Non-cash share-based compensation expense	7.7	—	29.2	—
Capital expenditures	(22.3)	(64.5)	(101.8)	(180.7)
Rental library purchases, net of rental amortization	41.9	(6.8)	29.8	8.9
Changes in working capital	(49.9)	36.5	(179.1)	(197.2)
Changes in deferred taxes and other	127.0	(69.3)	48.5	(31.3)

Free cash flow	$18.9	$49.8	$(247.9)	$40.2

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the periods ended September 30, 2005, the Company reports adjusted net loss, adjusted net loss per share and adjusted operating income (loss) excluding non-cash share-based compensation pursuant to SFAS No. 123 (revised), Share-Based Compensation ("SFAS 123R") and also reports adjusted net loss and adjusted net loss per share excluding non-cash charges relating to the valuation allowance recorded against the Company's deferred tax assets. For the periods ended September 30, 2005 and 2004, the Company also reports adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted operating income (loss) excluding impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to (i) the impairment of goodwill associated with Viacom's acquisition of Blockbuster, (ii) impairment of long-lived assets which are non-recurring in nature, (iii) share-based compensation expense primarily resulting from the adoption of SFAS 123R in the fourth quarter of 2004 and (iv) the valuation allowance recorded against the Company's deferred tax assets which is non-recurring in nature, adjusting the Company's financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses operating income (loss) and net income (loss) excluding these non-cash charges as an internal measure of business operating performance.

Additionally, for the nine months ended September 30, 2005, the Company also reports adjusted net loss, adjusted net loss per share, and adjusted operating loss excluding costs incurred related to the potential acquisition of Hollywood Entertainment Corporation and severance costs incurred for a reduction-in-force. Management believes that because these items are non-recurring in nature, adjusting the Company's financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses operating loss and net loss excluding these non-recurring items as an internal measure of business operating performance.

For the nine months ended September 30, 2004, the Company reports adjusted net income and adjusted net income per diluted share excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company's financial results to exclude this amount provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding this non-recurring item as an internal measure of business operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		Restated		Restated
Reconciliation of adjusted net income (loss):
Net loss	$(491.4)	$(1,414.6)	$(606.1)	$(1,251.6)

Adjustments to reconcile net loss to adjusted net income (loss):
Resolution of federal income tax audit	—	—	—	(37.1)
Non-cash share-based compensation expense	7.7	—	29.2	—
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation	—	—	12.6	—
Impairment of goodwill and other long-lived assets, net of tax	347.6	1,419.8	356.8	1,419.8
Severance costs incurred for reduction-in-force	—	—	9.2	—
Deferred tax valuation allowance	111.5	—	111.5	—

Adjusted net income (loss)	$(24.6)	$5.2	$(86.8)	$131.1

Adjusted net income (loss) per diluted share	$(0.13)	$0.03	$(0.47)	$0.72

Weighted average shares outstanding—diluted	183.8	181.3	183.8	181.7

Reconciliation of adjusted operating income (loss):
Operating loss	$(350.4)	$(1,485.3)	$(481.0)	$(1,278.1)

Non-cash share-based compensation expense	7.7	—	29.2	—
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation	—	—	12.6	—
Impairment of goodwill and other long-lived assets	347.6	1,504.4	356.8	1,504.4
Severance costs incurred for reduction-in-force	—	—	9.2	—

Adjusted operating income (loss)	$4.9	$19.1	$(73.2)	$226.3